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MARCH 14, 2012 / 2:45PM, ILMN - Illumina, Inc. at Barclays Capital Global Healthcare Conference

C O R P O R A T E  P A R T I C I P A N T S

Christian Henry Illumina, Inc. - SVP and GM, Genomic Solutions

Marc Stapley Illumina, Inc. - CFO & SVP

C O N F E R E N C E  C A L L  P A R T I C I P A N T S

Nandita Koshal Barclays Capital - Analyst

P R E S E N T A T I O N

Nandita Koshal - Barclays Capital - Analyst

I am very pleased to welcome Illumina. We have Christian Henry, SVP of Genomic Solutions, and Marc Stapley, the Company’s CFO. I am going to hand it over to Christian to do a quick overview of the Company, and then we can take some questions.

Christian Henry - Illumina, Inc. - SVP and GM, Genomic Solutions

All right. Well, thank you for having us here, Nandita. We are happy to be supporting the Barclays conference. It has always been a great conference for us.

Before we get started, I just want to remind people I will likely be making forward-looking statements, and so I would ask you to refer to our SEC filings and make sure you are familiar with that.

So I would like to start by talking a little bit about who Illumina is. Today we are a global company with over 2200 employees with operations all around the world. We have manufacturing operations in California and in Singapore, research in Cambridge in the UK and in California and in Madison, Wisconsin. We also have a global sales force with sales offices around the world. We are direct in most countries of the world. We do have some distribution relationships in countries that are smaller and a little bit harder to get to.

We are today the recognized leader in next-generation sequencing. Over 90% of the world’s bases or sequencing data is generated using an Illumina platform. We are only quite proud of that, and that’s really the result of years and years of innovation and leadership. We have an unmatched history of innovation and a pipeline — an R&D pipeline that in our view today is stronger than it has ever been in the history of the Company.

The innovation started about 10, 12 years ago when the Company was founded in 1998. And at first we used that innovation capability to take a leadership position in the microarray market, which we took a leadership position in 2006, 2007. And then with the advent of next-generation sequencing, we went on to pursue the next-generation sequencing technology through an acquisition, and through that acquisition, we have been able to develop the leading platforms in the industry.

That puts us in a position today, really in a singular position, in a number of very large and nascent growing market opportunities. If there is one thing I can leave you with today, it’s hopefully the impression of how ubiquitous sequencing will be as we move into advancing the state of healthcare using sequencing. The industrial applications for sequencing in agriculture, forensics, food testing, etc., if you look across the gamut of the human condition, next-generation sequencing can have a profound impact, and we are actually the best positioned to take advantage of that.

We also have the potential to capture market share in these new markets due to the fact that we have got the channel and distribution capabilities to do that.

So to just look a little bit about our operational financial performance, in the fourth quarter, we had our second largest quarter with respect to orders in the Company’s history. We had revenues of $250 million ended at a backlog of $251 million. If you look at our international business, shipments grew over 20% sequentially, and one of the challenges in 2011 for the Company was the academic funding environment. We saw

MARCH 14, 2012 / 2:45PM, ILMN - Illumina, Inc. at Barclays Capital Global Healthcare Conference

improved clarity of funding in the fourth quarter. We’ve cemented our MiSeq system for pre-IDE through a partnership with Siemens, and as a result, we also had record cash flow from operations of over $100 million. And I’m happy to say we strengthened our management team with the addition of Marc over here, our CFO. So I don’t have to be both the CFO and the General Manager of our Genomics Solutions Business. So that is a great thing.

Marc Stapley - Illumina, Inc. - CFO & SVP

You’re welcome.

Christian Henry - Illumina, Inc. - SVP and GM, Genomic Solutions

We gave guidance at the beginning of the year, and this is the guidance that we gave as of that time. Revenues of over — between $1.1 billion and $1.175 billion. Gross margins around 70% for the year. Non-GAAP EPS of $1.40 to $1.50. And, in the first quarter, revenues between $250 million and $260 million with gross margins of 69%, resulting in non-GAAP EPS of $0.29 to $0.32. So that was the guidance that we gave at the beginning of the year.

So, with our leadership position in next-generation sequencing, we have been able to get there through developing a broad platform of sequencing solutions. And up here on the screen, you can see from the left-hand side the HiSeq family of products, the HiSeq 2500, which is our new flagship which I’ll talk about in a minute, and the HiSeq 2000, which is at the high end of sequencing all the way down to the MiSeq system which we introduced and started shipping in scale in the fourth quarter of this year.

And what is interesting about these systems is they have a common chemistry and a common platform — common chemistry across SBS’s chemistry, we call it, or sequencing-by-synthesis. This common chemistry gives us enormous advantages with respect to the development. So any time that we make improvements to the chemistry, we can generally deploy them across the whole breadth of our platforms.

The other thing I would like to point out is the HiScan SQ. So that is our platform in the middle. We are the only company in the world that has the capability to have won a single platform that can process both sequencing information, as well as array information, and that is what the HiScan SQ is.

So I would like to talk a little bit about the MiSeq and where we are going with it in 2012. So in 2011 we launched the product with 1G to 1.5G of throughput. And, of course, the throughput is the measure of how many bases you can get through or how much — how in one sequencing run.

In 2012 we are expanding the capability with a very simple field upgrade that is actually free to customers to move the performance of the system from 1G to 1.5G all the way up to between 4G and 7G. The reason why we are able to get there is through a series of chemistry improvements, as well as some very minor hardware improvements. These improvements will be available in the middle of the year, and so customers will start being able to enjoy the benefits of the higher throughput.

But we have also heard from customers that desire to actually have lower throughput and faster runs at even lower costs. And so we’ve been working on a new series of kits to be able to get down into the hundreds of megabases, and later this year we will be able to launch kits that were — will operate with very, very fast turnaround time, very low costs with the same high levels of accuracy and performance these have used in the MiSeq system, but just at a lower price point and a lower throughput. And this will give the — what this does is it gives the MiSeq system tremendous capability, particularly in the emerging markets of the clinic and the clinical and translational genomic market. And we’ll talk a little bit about that more in a few minutes.

But we are not satisfied to rest down at that desktop side of the market. On the HiSeq 2500, we announced the creation of this product in January. This product will launch later this year. Basically the 2500 takes some of the improvements that we made from the development of the MiSeq platform and puts it into the same format as the HiSeq 2000 and thus the HiSeq 2500.

MARCH 14, 2012 / 2:45PM, ILMN - Illumina, Inc. at Barclays Capital Global Healthcare Conference

The HiSeq 2500 operates in two modes. It operates in a high-capacity, high-throughput mode, similar to the HiSeq 2000 where you get 600 gigabases per run of high quality DNA of sequence data, or it operates in what we call a “Genome in a Day” mode. We are able to get there with a special flow cell and reagents. We have integrated the clustering onboard to the sequencer. The data quality is better, quite frankly, in the “Genome in a Day” mode than the 600G run. And not only can you run a whole “Genome in a Day,” but you can run 20 exomes in a day or 30 RNA — 30 RNA-Seq samples in just five hours. So it is a really important breakthrough product for us.

But the truth is being able to sequence in a day is no good if the whole workflow isn’t compressed. And so we have been working on building a very fast sample to answer pipeline all the way from sample preparation to data analysis. And here is a schematic that shows the total workflow if you want to sequence the whole human genome.

Using our proprietary TruSeq PCR free low input sample prep, combining that with the HiSeq 2500 and then new alignment tools, we are able to sequence and call variance in just 53 hours. And this has been demonstrated in customer hands already. This whole workflow will be available to all customers later this year.

The other thing I would like to say is the HiSeq 2000s that are out in the field today are all upgradable to this configuration for a $50,000 price tag.

I would also like to talk about the fact that we are working not only on improving the technology, but also the applications of the technology. And last week we announced the TruSeq Amplicon - Cancer Panel. This is an important product for the Company. It will be based — it will be run on the MiSeq platform, and it is a kit that allows you to look at a whole bunch of schematic variance. And we will get into that in a little bit in a second here.

But what is important about it is it allows you to look at different sample types. So FFPE samples, for example. There’s millions upon millions of cancer samples that are in FFPE or paraffin-embedded blocks. These are very tricky to sequence, and historically no company has really been able to access those samples reliably. We developed at the front of this workflow in the FFPE QC kit to make sure that you have high-quality DNA. Then we have the Amplicon sequencing kit. It allows you to target the specific genes, and then, of course, you put it on the MiSeq system. This entire workflow is only two and a half hours of hands-on time, and the whole workflow from the DNA to data is less than two days.

If you look at the Amplicon, the Cancer Panel, you can see it is 48 genes, 212 Amplicons in a single tube assay, which gives you 35 kilobases of total sequence, including a lot of the key oncogenes such as BRAF, KRAS, EGFR. And I should emphasize that this is an RUO product, so it is a research use only product. And so we are selling primarily to researchers that are doing exploratory work in cancer, looking at somatic mutations and relating to these specific mutations to disease.

The panel also lets you highly multiplex, so you can look at 96 samples at a time, which increases your sample throughput, as well as reduces your cost per sample. It allows you to take variance down below 5%. As I said before, it really is an unparalleled workflow.

And if you look at the data in the hands of customers, here you can see three runs done by a first-time customer generating significant throughput between 1.8G and 2G. But what is interesting here is the depth of coverage the customer is able to get, and that depth of coverage allows them to look at variance under 5% of frequency. The specificity and uniformity are very, very powerful here. And then finally, if you look at the number of dropouts, there are none. I mean it is a very robust kit.

So we are really excited about this product. It will start shipping shortly here, and we expect researchers to really use this kit in their cancer research.

So those are a few of the new products. I want to talk a little bit about some of the news of the day, of course, Roche’s offer being grossly inadequate. So, as most people in the room probably know, Roche has commenced a tender offer against the Company at a price of $44.5 per share (see release). The Board has responded indicating that this offer it is, in fact, grossly inadequate in many, many respects. In particular, it undervalues Illumina given our unique track record of innovation, given our operational and financial performance over a long run, and finally, given that we are at the very beginning of these nascent markets where we are uniquely positioned to take advantage. So, for example, in the clinical and diagnostic markets.

MARCH 14, 2012 / 2:45PM, ILMN - Illumina, Inc. at Barclays Capital Global Healthcare Conference

We think this offer was blatantly opportunistic with respect to timing. If you look at the timing, Roche commenced this offering when the stock was at basically a two-year low, and we believe very strongly that this is not in the best interest of Illumina stockholders. And Illumina’s Board of Directors is absolutely focused on shareholder value. And so, as a result, the Board is recommending not tendering shares. We believe our business plan will deliver value to stockholders in excess of Roche’s offer.

And just to leave you with a couple of thoughts here. If you think about the future market opportunities, here is a chart that we have shown before that shows if you have $1000 genome, which we are very quickly moving to the age in which we can sequence a genome for $1000 and you can develop 1% market penetration in these important markets, the newborn screening market, the cancer markets and then just the clinical trials market, that alone at 1% penetration generates over $600 million in incremental annual revenue to the Company.

Now, in some of these markets, we think we will be able to generate much more than 1% and, quite frankly, be able to generate it in a time horizon that is relatively quick. In the future, it is expected that tumor normal sequencing will become a standard of care with respect to cancer management. So penetrating more than 1%, I think it is highly unlikely here. So that just gives you a sense of how big some of these potential opportunities are. These opportunities are real and they are now, and we are working very hard to move our technologies, to move our distribution capabilities and to move the Company in these new directions.

And finally, with respect to technology, the Company is absolutely focused on the end to end workflows, so looking at sequencing in its entirety and focusing on increasing the level of integration of our systems from the sample preparation through the data analysis.

This is important because on the sample prep side, by having lots of different modes of sample preparation techniques, we are able to access more samples, put more samples onto the sequencers, and consequently generate more revenue. It also allows us to penetrate new markets such as the clinical market, forensics market, cancer and newborn screening, and ultimately the consumer markets.

The sequence on the technology side, improving the performance of the systems allows us to reduce cost, give customers the ability to tune their performance, and we can improve the cost — we can improve the cost profile by doing some simple things with the SBS chemistry. So, for example, improving the density of the clusters. As we improve the density of the clusters, there is no incremental reagent cost. There is no incremental scanning cost. Therefore, the benefits of that basically come for free.

We continue to improve the turnaround time with faster runs, developing longer reads, which gives unique capabilities and specific applications. So we are focused not only on the sample prep side, but on the system side. And then ultimately we are also working on a series of new chemistries, which give us the capability to satisfy different parts of the market that may be important in the future.

Finally, we are integrating all of this through our BaseSpace cloud initiatives. So in 2011 we launched in the fourth quarter BaseSpace. And this is a cloud-based system that every MiSeq system has access to and can connect to automatically. This allows researchers to port their data all up to the cloud. It enables them to eliminate the need for expensive IT infrastructure in their laboratories. Once the data is ported into the cloud, there’s a suite of analytical tools there for them to use. They can share their information, and ultimately later this year we will be launching an app store, which we think is a unique opportunity for software developers to get engaged in this space to help develop more robust analytical tools, visualization tools, and create monetization opportunities or incentives for those guys to actually get engaged with this initiative in the app store. And, of course, since it is connected to the — it’s connected now to all of the MiSeqs and later on all of the HiSeqs later this year. You’ll be able to access thousands of instruments in the field, and that gives you a critical mass that we think is going to be essential.

So, as we look forward towards the remaining of the year, as I kind of highlighted to you, we have a suite of exciting new products, and we continue to innovate at a pace that is very quick. We think our R&D pipeline today is more robust than it has ever been. We continue to focus on strong operational execution, driving revenue growth, driving margin expansion. Our clinical opportunity is here and now, and it is emerging quite rapidly. In fact, we created a new business unit this year called the Translational and Consumer Genomics business unit to focus specifically on this emerging opportunity. We see the overall market potential of sequencing as being absolutely enormous. We are at the very beginning of the application and sequencing in everyday life, and we believe the Company has the technology, the infrastructure and the people to make these things a reality.

So, with that, I would like to thank you for listening, and if there are any questions, Nandita?

MARCH 14, 2012 / 2:45PM, ILMN - Illumina, Inc. at Barclays Capital Global Healthcare Conference

Q U E S T I O N S  A N D  A N S W E R S

Nandita Koshal - Barclays Capital - Analyst

Christian, perhaps start by talking about the aggregate demand alignment that you see in your primary end markets, the academic space, and then the competitive dynamic that is developing with some of the new systems that are coming up, the Proton, the Oxford Nanopore technology.

Christian Henry - Illumina, Inc. - SVP and GM, Genomic Solutions

Sure. So what we have seen is an improvement in the academic environment over the last quarter or so. If people have been following the Company, they know that in the third quarter we had a sharp decline in our revenue, and, in fact, that was really related in large part to the fact that there was a general freeze in academic spending as people tried to evaluate the 2012 academic budgets, as well as the 2013 budgets with respect to sequestration.

As we saw, got into the fourth quarter, we started to see customers get back to work. They realized, hey, we have the sequencers; we have the samples; we have funding. The world hasn’t stopped. Let’s get back to work. And we saw that, and we saw nice order flow in the fourth quarter. I think that trend is generally continuing that people are getting back to work. And I think people are now more prepared to deal with the upcoming budget — the upcoming changes to the budget with respect to sequestration.

It is impossible for us to know what actually will happen with the government today, in particular NIH spending. But there is a sense that the funding environment won’t be as bad as the 8% broad cuts that were described, but it is difficult to know.

Meanwhile, the rest of the world actually has been very robust. We had a very robust fourth quarter outside of the United States, particularly Europe and Asia. We see a resurgence of funding in Japan as they are putting more and more money into basic research as part of the rebuilding effort after the tsunami. And so we are seeing a lot of opportunities in both Europe and Asia. Particularly Japan and China continues to be an incredible opportunity for us. The Chinese have increased their spending in basic research about 26% this year to over $5 billion. So there is a lot of opportunity for us in that particular market.

Now anytime you are participating in big, exciting and new markets, there’s a lot of folks that are interested. So the competitive dynamic continues to evolve. In particular this year, Life Technologies, which is our primary competitor in sequencing, announced the Proton system. They claim that this system will be available sometime later this year with the first version and sometime very late this year or next year with the second version. We believe that our technologies and what we have in our R&D pipeline will be absolutely competitive, and we have an incredible opportunity to continue leading the market there. And, of course, Oxford Nanopore recently hit the AGBT Conference a few weeks ago and announced that they are going to start launching their Nanopore-based platform.

Now we are an investor in Oxford Nanopore, and we are quite excited about Nanopore’s sequencing technology. So we own 15% of Oxford Nanopore today, and we have been a partner with them on some of their different — on some of their technologies.

What I can say about Oxford Nanopore is it is a very, very — it is still a very early stage technology, and to get to the performance, characteristics, the reliability, the robustness required to truly be global and commercial will take quite a bit of time. And, in fact, on top of that, when you start to look at the emerging markets, particularly the clinical markets, the local market, the requirements there are high accuracy, high reliability, easy turnaround, simple workflow. And products like the MiSeq system fit at, we believe, more completely than any other product in the market. So we think we have a very strong first mover opportunity in this political market.

Now that’s important because that market we believe will be huge. But, secondly, pricing there that market is a little bit more price-insensitive relative to our RUO markets, and therefore, we can likely command higher prices in that market. So we think that is really important.

MARCH 14, 2012 / 2:45PM, ILMN - Illumina, Inc. at Barclays Capital Global Healthcare Conference

So from a competitive perspective, we expect to be highly competitive in 2012 and beyond. We have innovations in our pipeline that I think will continue to give us very strong leadership position, and given our channel, our reach, our integration of the entire workflow, I think we can lead the sequencing market for a long time to come.

Nandita Koshal - Barclays Capital - Analyst

You do sound very bullish about your pipeline. Can you tell us a little bit more about especially chemistry [aid] seems to be further along. You mentioned that it is sequencing now. Is it at a stage that is comparable to, say, an Oxford Nanopore, fairly early stage, but through the proof of principle, or is it —?

Christian Henry - Illumina, Inc. - SVP and GM, Genomic Solutions

Yes, I think that the chemistry aid from a proof of principle perspective has shown that it is going to be a chemistry that can be robust and reliable and commercially viable. The trick for us is to continue to improve that, get to a stage where you launch it into products, and also to evaluate it against SBS.

So SBS chemistry, as I tried to emphasize earlier, has tremendous amount of headroom still and a tremendous amount of opportunity. And given the fact that it is so highly accurate, so well proven, thousands of publications using it, in terms of these new markets such as a clinical market, that’s likely to be an ideal chemistry to really push and pursue in that market.

That being said, there will be a certain applications where other chemistries may, in fact, be useful. And so, as any smart company would, we are developing and investing in multiple chemistries.

Nandita Koshal - Barclays Capital - Analyst

Okay. And you do believe that there is offer for run rate for SBS in terms of remaining cost competitors with systems that are coming to the market, not just in terms of consumables, but also instrumentation costs?

Christian Henry - Illumina, Inc. - SVP and GM, Genomic Solutions

Oh, absolutely. Absolutely. If you think about it, you should — you know, SBS chemistry, the foundation is this concept of reversible terminators and basically sequencing one base with high reliability before you sequence the next base, i.e. sequencing by synthesis.

That modality, I think, will continue, and we will be able to have all kinds of different instrument configurations as we have shown with the MiSeq and the HiSeq and the HiScan SQ. And that — you know, that level of innovation on the engineering side, I think, will persist for many years. So I do believe the SBS chemistry as an entire workflow will be very competitive over the next several years.

So thank you.

Nandita Koshal - Barclays Capital - Analyst

Okay. Thanks a lot, Christian, and we will join you in the breakout session. (multiple speakers).

Christian Henry - Illumina, Inc. - SVP and GM, Genomic Solutions

Thank you very much for your time.

MARCH 14, 2012 / 2:45PM, ILMN - Illumina, Inc. at Barclays Capital Global Healthcare Conference

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FORWARD-LOOKING STATEMENTS

This communication may contain statements that are forward-looking. Forward-looking statements are subject to known and unknown risks and uncertainties and are based on potentially inaccurate assumptions that could cause actual results to differ materially from those expected or implied by the forward-looking statements. Among the important factors that could cause actual results to differ materially from those in any forward-looking statements are (i) our ability to develop and commercialize further our sequencing, BeadArray™, VeraCode®, Eco™, and consumables technologies and to deploy new sequencing, genotyping, gene expression, and diagnostics products and applications for our technology platforms, (ii) our ability to manufacture robust instrumentation and consumables, (iii) significant uncertainty concerning government and academic research funding worldwide as governments in the United States and Europe, in particular, focus on reducing fiscal deficits while at the same time confronting slowing economic growth, (iv) business disruptions associated with the tender offer commenced by CKH Acquisition Corporation, a wholly owned subsidiary of Roche Holding Ltd, and (v) other factors detailed in our filings with the U.S. Securities and Exchange Commission (“SEC”), including our most recent filings on Forms 10-K and 10-Q, or in information disclosed in public conference calls, the date and time of which are released beforehand. Illumina undertakes no obligation, and does not intend, to update these forward-looking statements.

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This communication does not constitute an offer to buy or a solicitation of an offer to sell any securities. In response to the tender offer commenced by CKH Acquisition Corporation, a wholly owned subsidiary of Roche Holding Ltd, Illumina has filed a solicitation/recommendation statement on Schedule 14D-9 with the SEC. INVESTORS AND SECURITY HOLDERS OF ILLUMINA ARE URGED TO READ THE SOLICITATION/RECOMMENDATION STATEMENT AND OTHER DOCUMENTS FILED WITH THE SEC (WHEN THEY BECOME AVAILABLE) CAREFULLY IN THEIR ENTIRETY BECAUSE THEY CONTAIN IMPORTANT INFORMATION. Investors and security holders are able to obtain free copies of these documents and other documents filed with the SEC by Illumina (when they become available) through the web site maintained by the SEC at http://www.sec.gov. Investors and security holders also are able to obtain free copies of these documents, and other documents filed with the SEC by Illumina (when they become available), from Illumina by directing a request to Illumina, Inc., Attn: Investor Relations, Kevin Williams, MD, kwilliams@illumina.com.

In addition, Illumina has filed a preliminary proxy statement and a WHITE proxy card with the SEC on March 7, 2012, and will file with the SEC, and mail to security holders of Illumina, a definitive proxy statement and WHITE proxy card. INVESTORS AND SECURITY HOLDERS OF ILLUMINA ARE URGED TO READ THE PRELIMINARY PROXY STATEMENT, WHICH IS AVAILABLE NOW, AND THE DEFINITIVE PROXY STATEMENT AND THE WHITE PROXY CARD FOR THE 2012 ANNUAL MEETING OF STOCKHOLDERS AND OTHER DOCUMENTS FILED WITH THE SEC (WHEN THEY BECOME AVAILABLE) CAREFULLY IN THEIR ENTIRETY BECAUSE THEY CONTAIN IMPORTANT INFORMATION. Investors and security holders are able to obtain free copies of the preliminary proxy statement, and the definitive proxy statement and other documents filed with the SEC by Illumina (when they become available), through the web site maintained by the SEC at http://www.sec.gov. Investors and security holders also are able to obtain free copies of the preliminary proxy statement, and the definitive proxy statement and other documents filed with the SEC by Illumina (when they become available), from Illumina by directing a request to Illumina, Inc., Attn: Investor Relations, Kevin Williams, MD, kwilliams@illumina.com.

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Illumina and certain of its directors and executive officers may be deemed to be participants in the solicitation of proxies in connection with Illumina’s 2012 Annual Meeting of Stockholders under the rules of the SEC. Security holders may obtain information regarding the names, affiliations and direct and indirect interests (by security holdings or otherwise) of Illumina’s directors and executive officers in (i) Illumina’s Annual Report on Form 10-K for the year ended January 1, 2012, which was filed with the SEC on February 24, 2012, and (ii) Illumina’s preliminary proxy statement for its 2012 Annual Meeting of Stockholders, which was filed with the SEC on March 7, 2012. To the extent that Illumina’s directors’ and executive officers’ holdings of Illumina’s securities have changed from the amounts printed in the preliminary proxy statement for the 2012 Annual Meeting of Stockholders, such changes have been or will be reflected on Statements of Changes in Beneficial Ownership on Form 4 filed with the SEC. These documents can be obtained free of charge from the sources indicated above. Additional information regarding the interests of these participants in any proxy solicitation and a description of their direct and indirect interests, by security holdings or otherwise, will also be included in any proxy statement and other relevant materials to be filed with the SEC when they become available.